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                                                                  EXHIBIT 10.50


BURNHAM PACIFIC



August 28, 2000


Mr. James W. Gaube
18340 River Edge Lane
Lake Oswego, OR  97034

RE:  SEPARATION AGREEMENT

Dear Jim:

         This document, upon your signature, will constitute the agreement between you, James W. Gaube ("Gaube") and Burnham Pacific Operating Partnership, L.P., BPP Services, Inc. and Burnham Pacific Properties, Inc. (collective, the "Company"), on the terms of your separation from employment with the Company. It is understood that both parties want to preclude any dispute between them arising from your employment, your separation or any other matter with the Company.

1.       It is understood and agreed that:

         a. September 30, 2000 will be your last day of employment with the Company (the "Effective Termination Date"). You will be paid all unused accrued vacation as of September 30, 2000.

         b. You will be compensated at your current salary and continue to receive all of your current benefits (including, medical insurance, dental insurance, 401(k) and other current benefits) through the Effective Termination Date. COBRA and insurance conversion information are attached to this letter. If you are a participant in our 401(k) Plan, Wells Fargo Bank our Plan Administrator, will provide you under separate cover the distribution options regarding your personal account.

         c. As of the Effective Termination Date, you will cease to have any signing authority on behalf of the Company or its subsidiaries. In addition, you shall no longer carry the title of Executive Vice President or Chief Investment Officer.

         d. Effective October 1, 2000, you will have no further rights under that certain Senior Executive Severance Agreement dated as of June 30, 1999, as amended


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                  (the "Severance Agreement"), and such Severance Agreement
                  shall be deemed terminated as of August 19, 2000.

         e. Effective October 1, 2000, you will have no further rights under that certain Phantom Shares Agreement dated as of August 1, 1999, as amended (the "Phantom Agreement"), and such Phantom Agreement shall be deemed terminated as of October 1, 2000.

         f. Effective October 1, 2000, you will have no further rights as a member or otherwise under that certain Limited Liability Company Agreement of Burnham Pacific Employees LLC, dated as of June 1, 1999, as amended (the "LLC Agreement"), and, pursuant to Section 7.02 of such LLC Agreement, the Units held by you shall automatically cease to be issued and outstanding as of June 1, 2000.

         g. Effective October 1, 2000, you will cooperate with Scott C. Verges to accommodate the transfer of your share in BPP Services, Inc. to Mr. Verges pursuant to the terms of the applicable documents of BPP Services, Inc. In consideration for the terms of this Separation Agreement, the transfer price for all of such shares pursuant to Section 11.03 of the applicable documents shall be stipulated to be $100.00.

2. In order to assist you in making this transition, and in consideration of your acceptance of this Separation Agreement by your signing and returning this Agreement within the stated time period, and relinquishing your rights under the agreements recited in Paragraph 1 above, the Company will provide the following:

         a. Commencing on the Effective Termination Date and continuing until September 30, 2001, the Company will pay your monthly COBRA premium.

         b. At the Company's election, the Company will issue a press release subject to approval by both parties.

         c. Except to the extent arising out of Gaube's gross negligence or intentional misconduct, the Company shall indemnify, defend and hold Gaube harmless from any and all loss, cost, damage or expense arising out of, or related to the ownership, management or development of any of the Company's properties.

         d. Following the full execution of this Separation Agreement, the parties shall each fully cooperate with the other to answer questions, participate in meetings, provide testimony and provide information relating to activities of Gaube or the Company during the term of Gaube's employment at no expense to Gaube.

         e. As a severance payment, the Company shall pay to you, in the manner described below, the sum of Two Hundred Fifty Thousand Dollars ($250,000), less deductions authorized and required by law (the "Severance Payment"). The Severance Payment shall be paid in 24 equal installments, commencing on October 1, 2000 and on the fifteenth day and last day of the month thereafter until

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                  and including September 30, 2001 (the "Severance Period");
                  provided, however, that within 30 days after the occurrence of a Change in Control (as defined in the Severance Agreement), the full amount of any unpaid portion of the Severance Payment shall be paid to Gaube, the Severance Period shall end, and the Company shall have no further obligation to pay the Severance Payment to Gaube.

         f. In addition, the Company will assign its interest in office space located at 10135 SE Sunnyside Road, Suite 250, Clackamas, Oregon (the "Assignment Premises") to a new entity that is to be formed by Gaube, effective upon consent of the lessor. Any such assignment shall be subject to landlord entering into a Modification Agreement with the new entity that modifies certain terms and conditions of the office lease. If the lessor consents to the assignment and the lease is modified as referenced above, the new entity will assume the Company's obligations as to the Assignment Premises. The Company further agrees to sell the furniture, fixtures and equipment in the Assignment Premises to the new entity for their fair market value pursuant to a liquidator's appraisal on or before October 1, 2000. The Company will cooperate with Gaube in the transition period regarding the use of the Assignment Premises, furniture, fixture and equipment.

         g. The Company has acknowledged that Gaube upon terminating employment with the Company will be hiring certain Company employees. Gaube's assumption of the CalPERS relationship requires that the new Gaube entity possibly requires the continued use of office space at the Company's current locations in both San Diego and San Francisco for the Company employees to be hired. To aid in preventing any disruption in the management of CalPERS assets, the Company agrees to permit the new Gaube entity that eight to continue to use office space at both locations for a period of time not to exceed December 31, 2000.* The employees at the Gaube entity shall have reasonable use of conference rooms, lunchrooms, restrooms and other common areas just as if they continued as employees of the Company. The Gaube entity is agreeable to the reasonable relocation of the employees' office/workstation locations within the leased premises a an accommodation to the Company to assist with any logistic issues.

                  The Company additionally agrees that the employees of the Gaube entity shall have continued use of all systems and information necessary for the continued operation of the CalPERS assets up to December 31, 2000.

                  The Company agrees to reasonably work with the Gaube entity in the transition of the CalPERS assets from the Company to the Gaube entity.

                  The Company further agrees to sell to the Gaube entity furniture, fixtures and equipment from the San Diego and San Francisco offices, that the Company no

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*     (or such shorter time if the San Francisco office lease is terminated).

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                  longer has a need, at the fair market value pursuant to a
                  liquidator's appraisal, on or before December 31, 2000.

                  As consideration for the above, the Gaube entity agrees to pay to the Company rent based upon the space in which the new Gaube entity occupies. Such rental rate shall be reasonably negotiated between the Company an the Gaube entity and shall be based upon the current rent paid by the Company.

3. The parties agree not to disclose the terms of this Separation Agreement, the benefits being paid under it o the facts of these payments, except that the parties may disclose this information to those individuals that have a need to know in order for them to render professional or financial services or as may be required by law, rule or regulation.

4. Except as set fort in Section 2(g), you also agree to preserve as confidential and not use or disclose any of the Company's trade secrets, confidential knowledge, data or other proprietary information relation to technology, customers, products, business plans, financial or organizational information or other subject matter pertaining to any business of the Company or any of its clients, customers, or licensees from this day forward.

5. You agree to unconditionally and forever release and discharge the Company and all of its subsidiaries, officers, directors, and employees, and each of them, of an from any and all debts, claims, liabilities, demands and cause of action of every kind, nature and description, including but not limited to any claim under federal, state or local law, including the Age Discrimination in Employment Act, the Family Medical Leave Act and any other laws pertaining to employment or employment discrimination which you have or may have or could assert against the Company as of the date of the Agreement. In addition, the Company unconditionally and forever releases, and discharges you of and from any and all debts, claims, liabilities, demands and cause of action of every kind, nature and description, which the Company has or may have or could assert against you as of the date of the Agreement, except to the extent arising out of your gross negligence or intentional misconduct. Notwithstanding the above, the Company shall continue to provide to Gaube the indemnity protections provided to Gaube in the Indemnity Agreement previously executed by the parties. (Attached hereto as Exhibit "A")

6. It is further understood and agreed that as part of the consideration and inducement for the execution of this Agreement, you and the Company specifically waive the provisions of Section 1542 of the California Civil Code, and any equivalent law of any state, which reads as follows:

         "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

7. You represent that no promise, inducement or other agreement not expressly contained or referenced in this Separation Agreement has been made conferring any benefit upon you; that this Separation Agreement and the Indemnity Agreement contain the entire agreement between us with respect to any benefit conferred upon you; and that all prior

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         agreements; understandings, oral agreements and writings are expressly superseded by this Separation Agreement and are of no further force and effect.

8. This Separation Agreement is entered into governed by the laws of the State of California.

9. You will have until 9:00 A.M. on September 15, 2000, to accept the terms of this Separation Agreement. Should you have any questions regarding the release terms and conditions contained in this Agreement, you are advised to consult with your own personal legal/tax advisor.

10. To accept this Agreement, please date and return it to Donna D. Godbout in the enclosed confidential envelope.


Very truly yours,


/s/ DONNA D. GODBOUT
--------------------
Donna D. Godbout
Vice President



By signing this letter, I acknowledge that I have had an opportunity to review this Separation Agreement carefully, consult with advisors of my choice, that I understanding the terms of the Separation Agreement, and I voluntarily agree to them.



        /s/ J. W. GAUBE                                   9/8/00
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James W. Gaube                                             Date